EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-150101 and 333-161218 on Form S-3ASR and Registration Statement Nos. 333-76288, 333-139108, 333-129454, 333-03303, 333-03289, 333-88372, 333-121371, 333-125010, 333-141282, 333-156243, 333-159361, and 333-159362 on Form S-8 of our reports dated February 27, 2010  relating to the consolidated financial statements (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the change in method of accounting for fair value measurements in 2008), financial statement schedules, and internal control over financial reporting of PNM Resources, Inc. and subsidiaries, appearing in this Annual Report on Form 10-K of PNM Resources, Inc. and subsidiaries for the year ended December 31, 2009.

/s/ DELOITTE & TOUCHE LLP

Dallas, Texas
February 27, 2010